Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Teekay Tankers Ltd.

We consent to the use of our reports dated April 28, 2015, with respect to the consolidated balance sheets of Teekay Tankers Ltd. and subsidiaries (the “Company”) as of December 31, 2014 and December 31, 2013, and the related consolidated statements of income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting of December 31, 2014, included in its Annual Report on Form 20-F for the year ended December 31, 2014, incorporated herein by reference and to the reference to our firm under the headings “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

July 13, 2015